NEWS RELEASE

Contact:	John P. Kraus	Date:	March 6, 2017
Director, Investor Relations
Phone: 419-891-6544
E-mail: john_kraus@andersonsinc.com

The Andersons Enters into Agreement to Sell Farm Center Locations in Florida

MAUMEE, OHIO, March 6, 2017 - The Andersons, Inc. (Nasdaq: ANDE) announces it has signed an agreement to sell its farm center locations in Florida to Wedgworth’s Inc., of Belle Glade, Florida. This agreement includes real estate and assets owned by The Andersons at Zellwood, Clewiston, and Lake Placid as well as the assets and operations located in Immokalee.

“Over time it has become clear the Florida farm centers are not strategically aligned with our locations in the Eastern Corn Belt,” said CEO Pat Bowe. “We believe Wedgworth’s will continue to effectively serve the needs of the growers in this region and make good use of the capable workforce and assets in Florida.”

The Andersons obtained the Florida farm centers through the acquisitions of Douglass Fertilizer in 2008 and Immokalee Farmers Supply, Inc. in 2011. The Andersons’ products will continue to be available to customers in the region through a distribution agreement with Wedgworth’s.
“This combination brings together the state’s leading dry and liquid plant nutrient suppliers and melds the most knowledgeable team of professionals in the fertilizer industry,” says Dennis Wedgworth, President of Wedgworth’s Inc. “We are excited about the expanded capabilities of not only supplying dry and liquid plant nutrition, but also crop protection products that this acquisition allows us to offer our customers.”

About The Andersons, Inc.
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

About Wedgworth’s Inc.
Wedgworth’s Inc., founded in 1932, is a family owned and operated custom blend fertilizer company and is headquartered in Belle Glade, Florida. The company’s plant facility is located in Moore Haven, Florida. For more information, visit Wedgworth’s online at www.wedgworth.com.

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